Exhibit 10.15
Waiver and Acknowledgment

This Waiver and Acknowledgment (“Agreement”) is entered into by and among Tamar Yehoshua (“Executive”), Slack Technologies, Inc. (“Slack”) and salesforce.com, inc. (“Salesforce”), as of November 30, 2020. Reference is made to (1) the Slack Technologies, Inc. Executive Severance Plan (the “Severance Plan”) and (2) the Agreement and Plan of Merger (the “Merger Agreement”), by and among Salesforce, Skyline Strategies I Inc., Skyline Strategies II LLC and Slack, dated as of December 1, 2020.

By executing this letter, in consideration of the benefits that Executive will receive as a result of the completion of the Mergers (as defined in the Merger Agreement) (including the revised equity award vesting schedule described below) and Executive’s continued employment with Slack, Salesforce or one of their respective affiliates, Executive acknowledges and agrees as follows:

For purposes of Executive’s rights and benefits under the Severance Plan:

(1) Each of clause (i) of the definition of Good Reason (as defined in the Severance Plan) and the last sentence of the definition of Good Reason (as defined in the Severance Plan) shall be deemed deleted and of no force or effect, effective as of immediately prior to the Closing (as defined in the Merger Agreement) so that the definition of Good Reason (as defined in the Severance Plan) shall thereafter be as follows:

(k) “Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” following the occurrence of any of the following events:
(i) a reduction in the Covered Executive’s base salary by more than 10% except for across-the-board salary reductions similarly affecting all or substantially all management employees;
(ii) the relocation of the Company office at which the Covered Executive is principally employed to a location more than 35 miles from such office; or
(iii) the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this Plan with respect to the applicable Covered Executive.

For the avoidance of doubt, by executing this letter, effective as of immediately prior to the Closing, Executive hereby irrevocably waives, and Executive will not have the right to assert, “Good Reason” under the terms of the Severance Plan or any of Executive’s equity award agreements with Slack as a result of any changes to Executive’s position, responsibilities, authority or duties.

(2) Section 4(a) of the Severance Plan is amended such that the phrase “granted prior to the date of the Change in Control and” shall be inserted after the words “unvested equity awards” and prior to the words “held by” so that the revised Section 4(a) reads as follows:

(a) cause 100% of the outstanding and unvested equity awards granted prior to the date of the Change in Control and held by the Covered Executive to immediately become fully exercisable and vested as of the Date of Termination (or the date of the Change in Control, if later); provided , that the performance conditions applicable to any stock-based awards subject to performance conditions will be deemed satisfied at the higher of the target level specified in the terms of the applicable award agreement or actual achievement;

(3) The Severance Plan shall terminate on the 12-month anniversary of the Closing (as defined in the Merger Agreement) (the “Milestone Date”), subject to the satisfaction of any rights Executive may have with respect to a termination of Executive’s employment on or prior to by the Milestone Date, by Salesforce without Cause (as defined in the Severance Plan) (other than as a result of death or Disability (as defined in the Severance Plan) or by Executive for Good Reason (as defined in the Severance Plan, as amended hereby). If Executive’s employment with Salesforce or any of its subsidiaries continues after the Milestone Date, Executive shall participate in the Salesforce severance plan applicable to similarly situated employees of Salesforce, subject to satisfaction of any applicable eligibility requirements.

As of the Closing (as defined in the Merger Agreement), each of Executive’s Slack Equity Award(s) (as defined below) that are outstanding as of immediately prior to the Closing will be assumed and converted into award(s) of the same type(s) for, or to purchase or receive, as applicable, Salesforce common stock in accordance with the terms and as calculated in the Merger Agreement; provided, however, that, with respect to Executive’s unvested Slack Equity Award(s) as of the Closing, (a) the applicable vesting schedules shall continue to apply until the second anniversary of the Closing, and (b) 100% of any of Executive’s unvested Slack Equity Award(s) that are outstanding on the second anniversary of the Closing shall vest on the second anniversary of the Closing, with all such vesting subject to Executive’s continued employment through the applicable vesting dates as revised hereby. “Slack Equity Award” means any (i) outstanding options to purchase shares of Slack common stock, (ii) Slack restricted stock units and (iii) Slack restricted stock.

By executing this Agreement, Salesforce expressly assumes, subject to and contingent upon the occurrence of the Closing, the Severance Plan, as amended by this Agreement.

The provisions of this letter (a) shall be enforceable by Slack, Salesforce and their respective successors and assigns, (b) shall be binding on any successor of Slack and Salesforce, (c) may not be amended or waived without the written consent of (i) Executive, Slack and Salesforce prior to the Closing, and (ii) Executive and Salesforce after the Closing, and (d) shall be governed by the laws of the state of California.

This letter will become null and void if the Merger Agreement is terminated without the Closing having occurred.

[Signature Page Follows]

IN WITNESS WHEREOF, salesforce.com, inc., Slack Technologies, Inc., and you have caused this Agreement to be signed as of the date first written above.

salesforce.com, inc.

By: /s/ John Somorjai
Name: John Somorjai
Title: Executive Vice President, Corporate Development & Salesforce Ventures

[Signature Page to Yehoshua Amendment and Waiver]

Slack Technologies, Inc.

By: /s/ David Schellhase
Name: David Schellhase
Title: General Counsel

[Signature Page to Yehoshua Amendment and Waiver]

EXECUTIVE

By: /s/ Tamar Yehoshua
Name: Tamar Yehoshua
[Signature Page to Yehoshua Amendment and Waiver]